Exhibit 99.1


ELITE PHARMACEUTICALS ANNOUNCES ELECTION OF NEW DIRECTOR TO ITS BOARD AND DATE OF ANNUAL STOCKHOLDERS MEETING

    NORTHVALE, N.J., Jan. 25 /PRNewswire-FirstCall/ -- Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (Amex: ELI) announced that Mr. Edward Neugeboren, a managing partner of Indigo Ventures LLC, has agreed to join the Company's Board of Directors and that John A. Moore has resigned as a Director. These changes are being made as the company continues it's transformation from a development stage organization to a high growth specialty pharmaceutical company.

    Bernard Berk, Chairman and CEO of Elite, commented, "Edward Neugeboren will be a valued member of the Board of Directors and we look forward to his participation. His financial experience, specifically within the Specialty Pharmaceuticals industry, will contribute to our future growth. In addition, the Company wishes to extend its deepest gratitude to John Moore for his stewardship during a critical phase of the Company's evolution."

    Additionally, the Company has set March 22, 2005 as the date of its Annual Stockholders Meeting.

    ABOUT ELITE PHARMACEUTICALS

    Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally using its proprietary technology and licenses these products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has a pipeline of six drug products under development in the therapeutic areas that include cardiovascular, pain management, allergy and infection. The addressable market for Elite's pipeline of products exceeds $2 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

    This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for product efficacy and product development, that involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Company's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

    Contacts:
    Elite Pharmaceuticals, Inc.
    Dianne Will, 518-398-6222
    dwill@willstar.net
    http://www.elitepharma.com

SOURCE Elite Pharmaceuticals, Inc.
Web Site: http://www.elitepharma.com